Exhibit 4.1

STOCK PURCHASE AGREEMENT

AMONG

BOQI International medical Inc., AS BUYER,

chaohu zhongshan minimally invasive hospital, AS THE COMPANY,

AND

Yu xiang, AS SELLER.

DATED

December 15, 2020

i

6.	COVENANTS OF SELLER		26
	6.1	Access and Investigation	26
	6.2	Operation of the Businesses of the Company	27
	6.3	Negative Covenant	27
	6.4	Required Approvals	27
	6.5	Notification	27
	6.6	Payment of Indebtedness by Related Persons	27
	6.7	No Negotiation	28
	6.8	Proprietary Information	28
	6.9	Public Announcements	28
	6.10	Stockholder Covenant	28
	6.11	Best Efforts	28
	6.12	Release	28
	6.13	Confidentiality	28
	6.14	Securities Laws; Restrictions on Transfers	29

7.	TAX MATTERS		29
	7.1	Responsibility for Filing Tax Returns	29
	7.2	Cooperation on Tax Matters	29
	7.3	Sales and Transfer Taxes	30

8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		30
	8.1	Accuracy of Representations	30
	8.2	Seller’s Performance	30
	8.3	Authorization	30
	8.4	Consents and Approvals	30
	8.5	Government Consents, Authorizations, Etc	30
	8.6	Additional Documents	31
	8.7	No Proceedings	31
	8.8	No Claim Regarding Stock Ownership or Sale Proceeds	31
	8.9	No Prohibition	31
	8.10	Absence of Material Adverse Change	31

9.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		31
	9.1	Additional Documents	31
	9.2	Accuracy of Representations	32
	9.3	Buyer’s Performance	32
	9.4	No Injunction	32

10.	TERMINATION		32
	10.1	Termination Events	32
	10.2	Effect of Termination	32

11.	INDEMNIFICATION; REMEDIES		33
	11.1	Survival; Right to Indemnification Not Affected By Knowledge	33
	11.2	Indemnification and Payment of Damages by Seller	33
	11.3	Indemnification and Payment of Damages by Seller on Environmental Matters	33
	11.4	Indemnification and Payment of Damages by Buyer	34
	11.5	Right of Set-Off	34
	11.6	Procedure for Indemnification Third Party Claims	34
	11.7	Procedure For Indemnification for Other Claims	35

ii

12.	GENERAL PROVISIONS		35
	12.1	Expenses	35
	12.2	Public Announcements	35
	12.3	Confidentiality	36
	12.4	Notices	36
	12.5	Further Assurances	37
	12.6	Waiver	37
	12.7	Entire Agreement and Modification	37
	12.8	Assignments, Successors, and no Third-Party Rights	37
	12.9	Severability	38
	12.10	Section Headings, Construction	38
	12.11	Time of Essence	38
	12.12	Governing Law; Waiver of Jury Trial; Jurisdiction	38
	12.13	Counterparts; Facsimile and Electronic Signatures	39
	12.14	Representation by Counsel	39

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 15, 2020 by and among BOQI International Medical Inc., a company organized under the laws of the state of Delaware (“Buyer”), CHAOHU ZHONGSHAN MINIMALLY INVASIVE HOSPITAL, a company organized under the laws of the PRC (the “Company”) and Mr. Yu Xiang, a citizen of the PRC ( “Seller”).

RECITALS

Whereas, immediately prior to the Closing, Seller is the record and beneficial owner of all the issued and outstanding equity interests of the Company (the “Shares”).

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell and transfer to Buyer, all the Shares for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“2021 Adjustment Amount” as defined in Section 2.3(b).

“2021 Actual Gross Profit” as defined in Section 2.6(a).

“2021 Actual Revenue” as defined in Section 2.6(a).

“2021 Gross Profit Target” as defined in Section 2.6(a).

“2021 Financial Statements” the consolidated financial statements for the calendar year of 2021 for the Company and its Subsidiaries.

“2021 Revenue Target” as defined in Section 2.6(a).

“2021 Statement” as defined in Section 2.6(a).

“2021 Statement Delivery Date” as defined in Section 2.6(a).

“2022 Adjustment Amount” as defined in Section 2.3(c).

“2022 Actual Gross Profit” as defined in Section 2.6(b).

“2022 Actual Revenue” as defined in Section 2.6(b).

“2022 Gross Profit Target” as defined in Section 2.6(b).

“2022 Financial Statements” the consolidated financial statements for the calendar year of 2022 for the Company and its Subsidiaries.

“2022 Revenue Target” as defined in Section 2.6(b).

“2022 Statement” as defined in Section 2.6(b).

“2022 Statement Delivery Date” as defined in Section 2.6(b).

“Accelerated 2021 Adjustment Amount” as defined in Section 2.6(a).

“Accelerated Earnout Payment” as defined in Section 2.6(a).

“Accelerated Earnout Payment Notice” as defined in Section 2.6(a).

“Accounts Receivable” as defined in Section 4.8.

“Applicable Contract” any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Benefit Plan” any employee benefit plan that is maintained or contributed to by the Company for the benefit of the Company’s employees or with respect to which the Company has or may have any liability.

“Best Efforts” the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Breach” a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Buyer” as defined in the first paragraph of this Agreement.

“Buyer’s Advisors” as defined in Section 6.1.

“Buyer Shares” newly-issued shares of common stock, par value $0.001, of Buyer.

“Buyer’s Shareholders Approval” as defined in Section 2.3 (a).

“Closing” as defined in Section 2.4.

“Closing Cash Payment” as defined in Section 2.3(a).

“Closing Date” as defined in Section 2.4.

“Cost of Revenue” the direct and indirect costs of all the Company Offerings, calculated in accordance with all applicable laws and accounting principles.

“Common Stock” common stock of Buyer, par value $0.001 per share.

“Company” as defined in the first paragraph of this Agreement.

“Company Offerings” any product, service or other offering of the Company.

“Competing Business” as defined in Section 4.25.

“Confidential Information” means all non-public, confidential or proprietary information of the Company, including the Intellectual Property Assets.

“Consent” any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means the purchase of the Shares by Buyer and the other transactions contemplated by this Agreement.

“Contract” any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” as defined in Section 11.2.

“Deferred Closing Stock Payment” as defined in Section 2.3(a).

“Distribution Compliance Period” as defined in Section 4.27(c).

“Encumbrance” any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on- site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Facilities” any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“Final 2021 Statement” as defined in Section 2.6(a).

“Final 2022 Statement” as defined in Section 2.6(b).

“Governmental Authorization” any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(j) federal, state, local, municipal, foreign, or other government;

(k) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(l) multi-national organization or body; or

(m) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Gross Profit” the amount by which the Revenue during a particular period exceeds the Cost of Revenue incurred during such period, calculated in accordance with all applicable laws and accounting principles.

“Guanzan” Chongqing Guanzan Technology Co., Ltd., Buyer’s wholly-owned Subsidiary.

“Hazardous Activity” the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

“Hazardous Materials” any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Persons” as defined in Section 11.2.

“Intellectual Property Assets” as defined in Section 4.22.

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(n) such individual is actually aware of such fact or other matter; or

(o) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is a key employee or is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Latest Balance Sheet” as defined in Section 4.4.

“Legal Requirement” any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“NASDAQ” the NASDAQ Stock Market or any of its successor entities.

“Occupational Safety and Health Law” any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Option Exercise Notice” as defined in Section 2.6(d).

“Order” any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(p) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(q) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(r) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Performance Failure” as defined in Section 2.6(a).

“Person” any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“PRC” the People’s Republic of China (excluding, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

“Proceeding” any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” as defined in Section 4.20(b).

“Purchase Price” as defined in Section 2.2.

“Related Person” with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) ”Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Release” any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Revenue” with respect to any period, the aggregate revenue of the Company that is attributable to the sale or license by the Company of the Company Offerings, calculated in accordance with all applicable laws and accounting principles.

“Second Payment” as defined in Section 2.6 (a).

“Second Payment Date” as defined in Section 2.6 (a).

“Securities Act” the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” as defined in the first paragraph of this Agreement.

“Shares” as defined in the Recitals of this Agreement.

“Standard 2021 Adjustment Amount” as defined in Section 2.6 (a).

“Straddle Period” as defined in Section 7.1.

“Subsequent VWAP Price” as defined in Section 2.6 (d).

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Auditor” as defined in Section 2.6(a).

“Third Payment” as defined in Section 2.6(b).

“Third Payment Date” as defined in Section 2.6 (b).

“Threat of Release” a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.	SALE AND TRANSFER OF SHARES; CLOSING.

2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to the Shares, free and clear of all Encumbrance.

2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares is RMB 120,000,000, payable in the forms and methods as set forth in Section 2.3 and Section 2.6. The Purchase Price shall be subject to post-Closing adjustment in accordance with Section 2.6.

2.3 Payment of Consideration. The Purchase Price, subject to post-Closing adjustment, shall be paid as follows:

(a) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, (i) cash in the amount of RMB 40,000,000 (the “Closing Cash Payment”) shall be delivered to Seller at the Closing, and (ii) 2,000,000 Buyer Shares (the “Deferred Closing Stock Payment”), the value of which the Parties hereby agree to be RMB 40,000,000, shall be delivered to Seller within ninety (90) days of the Closing Date, provided, however, that if the issuance of the Deferred Closing Stock Payment has to be approved by Buyer’s shareholders (the “Buyer’s Shareholders’ Approval”), the Deferred Closing Stock Payment shall be delivered to Seller within fifteen (15) days after the Buyer’s Shareholders’ Approval has been received.

(b) Upon the terms and subject to the conditions of this Agreement, on the Second Payment Date (as defined below), Buyer shall make a cash payment (the “Second Payment“), the amount of which shall be the result of RMB 20,000,000 minus the amount described in Section 2.6 (a)(v) (the “2021 Adjustment Amount” which may be a positive or negative number), to Seller.

(c) Upon the terms and subject to the conditions of this Agreement, to the extent the Accelerated Earnout Payment is not made pursuant to Section 2.6(a)(v)(B) and there is no Performance Failure (as defined in Section 2.6(a)(v)(D)), on the Third Payment Date (as defined below), Buyer shall make a cash payment (the “Third Payment “), the amount of which shall be the result of RMB 20,000,000 minus the amount descried in Section 2.6 (b)(v) (the “2022 Adjustment Amount” which may be a positive or negative number), to Seller.

2.4 Closing.

The purchase and sale (the “Closing”) provided for in this Agreement will take place at such place and on such date as agreed upon by the parties, which is no later than two business days after the date that all closing conditions set forth in Sections 8 and 9 have been satisfied or waived, or on such other date as Buyer and Seller shall mutually agree (the “Closing Date”). The Closing may also be consummated by facsimile, electronically and by other means satisfactory to Buyer, Seller and their respective counsel. The Closing shall be deemed to occur as of midnight on the Closing Date.

2.5 Closing Obligations. At the Closing:

(a) Seller will deliver to Buyer

(i) certificates representing all of the Shares, free and clear of all Encumbrances, duly endorsed in blank or with a fully executed stock power attached, or duly executed instrument of share transfer with respect to the Shares, all in proper form for transfer and in form and substance satisfactory to Buyer;

(ii) evidence that the official records of all Governmental Bodies of the PRC with appropriate jurisdiction have been updated to reflect Buyer, through its wholly-owned Subsidiary Guanzan, owns, beneficially and on the record, all the Shares; and

(iii) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 8.6; and

(b) Buyer will deliver the Closing Cash Payment and all other agreements, documents, instruments or certificates required to be delivered by Buyer to Seller pursuant to Section 9.1, at or prior to the Closing, and will deliver stock certificates evidencing the Deferred Closing Stock Payment pursuant to Section 2.3 (a).

2.6 Payment of Post-Closing Consideration.

(a) The Second Payment.

(i) 2021 Statement

Within fifteen (15) Business Days after the completion of the 2021 Financial Statements, Buyer shall provide to Seller a statement of Buyer’s good faith calculations of Revenue and Gross Profit for the calendar year of 2021, to be derived from the 2021 Financial Statements (the “2021 Statement”). Buyer shall cause the 2021 Financial Statements to be completed no later than thirty (30) days following December 31, 2021. Buyer shall provide to Seller a copy of the 2021 Financial Statements and copies of such records and work papers used or created in connection with the preparation of the 2021 Statement which are reasonably required to support such 2021 Statement.

(ii) Objection Period

Within fifteen (15) days following delivery of the 2021 Statement, Seller shall notify Buyer in writing if it has any objections to the 2021 Statement. The notice of objection must state in reasonable detail the basis of each objection and the approximate amounts in dispute. Seller shall be deemed to have accepted the 2021 Statement delivered to it if Seller do not notify Buyer of any objection within such period of fifteen (15) days.

(iii) Settlement of Dispute

If Seller dispute the 2021 Statement in accordance with Section 2.6(a)(ii), then Buyer and Seller will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of fifteen (15) days after the date of the notification of such dispute, failing which the dispute may be submitted by Buyer for final determination to one (1) reputable accounting firm jointly chosen by Buyer and Seller (with which neither Party or their respective Affiliates, have any relationship) (the “Third Party Auditor”). Buyer and Seller shall use commercially reasonable efforts to cause the Third Party Auditor to complete its work within forty-five (45) days of their engagement. The Third Party Auditor shall allow each of Buyer and Seller to present their respective positions regarding the 2021 Statement, and each of Buyer and Seller shall have the right to present additional documents, materials and other information, and make an oral presentation to the Third Party Auditor regarding the dispute. The Third Party Auditor may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, as the case may be, or less than the least value for such item claimed by Buyer or Seller, as the case may be.

(iv) Final Determination

Promptly following the time periods referred in Section 2.6(a)(ii) during which no notice of objection was given or any dispute was resolved in accordance with Section 2.6(a)(iii), as the case may be, Buyer shall deliver to Seller a final version of the 2021 Statement (the “Final 2021 Statement”) (the date of such delivery, the “2021 Statement Delivery Date”). The Final 2021 Statement shall be final and binding upon the Parties upon delivery thereof and shall not be subject to appeal, absent manifest error.

(v) Adjustment to the Second Payment

(A) If (i) the value of Revenue as shown in the Final 2021 Statement (the “2021 Actual Revenue”) equals or exceeds RMB 30,000,000 (the “2021 Revenue Target”), AND (ii) the value of Gross Profit as shown in the Final 2021 Statement (the “2021 Actual Gross Profit”, collectively with the 2021 Actual Revenue, the “2021 Actual Performance”) equals or exceeds RMB 5,000,000 (the “2021 Gross Profit Target”, collectively with the 2021 Revenue Target, the “2021 Targets”), the 2021 Adjustment Amount shall be 0 (such number, the “Standard 2021 Adjustment Amount”).

(B) Notwithstanding the Standard 2021 Adjustment Amount, if (i) the 2021 Actual Revenue exceeds the 2021 Revenue Target by at least 20%, AND (ii) the 2021 Actual Gross Profit exceeds the 2021 Gross Profit Target by at least 20%, Buyer shall have the right, not the obligation, through a written notice (the “Accelerated Earnout Payment Notice”) delivered to Seller before the Second Payment Date, to replace the Standard 2021 Adjustment Amount with the number of negative RMB 20,000,000 (such number, the “Accelerated 2021 Adjustment Amount”), at Buyer’s sole discretion. The Second Payment calculated by using the Accelerated 2021 Adjustment Amount shall be referred to herein as the “Accelerated Earnout Payment.” If an Accelerated Earnout Payment is made pursuant to this Section 2.6(a)(v)(B), the Seller will not be eligible to receive any additional payment under the Agreement including the Third Payment.

(C) If (i) the 2021 Actual Revenue equals or exceeds 80% of the 2021 Revenue Target but is less than the 2021 Revenue Target, AND (ii) the 2021 Actual Gross Profit equals or exceeds 80% of the 2021 Gross Profit Target, but is less than the 2021 Gross Profit Target, the 2021 Adjustment Amount shall be the result of RMB 20,000,000 × ((2021 Gross Profit Target - 2021 Actual Gross Profit) /2021 Gross Profit Target).

(D) If either (i) the 2021 Actual Revenue is less than 80% of the 2021 Revenue Target, OR (ii) the 2021 Actual Gross Profit is less than 80% of the 2021 Gross Profit Target, the 2021 Adjustment Amount shall be RMB 20,000,000. The event described in the immediately preceding sentence is hereinafter referred as a “Performance Failure.” If there is a Performance Failure, Seller will not be eligible to receive the Third Payment.

(vi) Payment of the Second Payment.

The Second Payment, as adjusted pursuant to Section 2.6(a)(v), shall be paid to Seller within five (5) days of the 2021 Statement Delivery Date (the “Second Payment Date”), unless otherwise agreed upon by the Parties or as required by provisions of this Agreement.

(b) The Third Payment. The Third Payment described in this Section 2.6(b) is payable if, and only if, there is neither an Accelerated Earnout Payment nor a Performance Failure in 2021.

(i) 2022 Statement

Within fifteen (15) Business Days after the completion of the 2022 Financial Statements, Buyer shall provide to Seller a statement of Buyer’s good faith calculations of Revenue and Gross Profit for the calendar year of 2022, to be derived from the 2022 Financial Statements (the “2022 Statement”). Buyer shall cause the 2022 Financial Statements to be completed no later than thirty (30) days following December 31, 2022. Buyer shall provide to Seller a copy of the 2022 Financial Statements and copies of such records and work papers used or created in connection with the preparation of the 2022 Statement which are reasonably required to support such 2022 Statement.

(ii) Objection Period

Within fifteen (15) days following delivery of the 2022 Statement, Seller shall notify Buyer in writing if it has any objections to the 2022 Statement. The notice of objection must state in reasonable detail the basis of each objection and the approximate amounts in dispute. Seller shall be deemed to have accepted the 2022 Statement delivered to it if Seller does not notify Buyer of any objection within such period of fifteen (15) days.

(iii) Settlement of Dispute

If Seller disputes the 2022 Statement in accordance with Section 2.6(b)(ii), then Buyer and Seller will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of fifteen (15) days after the date of the notification of such dispute, failing which the dispute may be submitted by Buyer for final determination to the Third Party Auditor. Buyer and Seller shall use commercially reasonable efforts to cause the Third Party Auditor to complete its work within forty-five (45) days of their engagement. The Third Party Auditor shall allow each of Buyer and Seller to present their respective positions regarding the 2022 Statement, and each of Buyer and Seller shall have the right to present additional documents, materials and other information, and make an oral presentation to the Third Party Auditor regarding the dispute. The Third Party Auditor may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, as the case may be, or less than the least value for such item claimed by Buyer or Seller, as the case may be.

(iv) Final Determination

Promptly following the time periods referred in Section 2.6 (b)(ii) during which no notice of objection was given or any dispute was resolved in accordance with Section 2.6(b)(iii), as the case may be, Buyer shall deliver to Seller a final version of the 2022 Statement (the “Final 2022 Statement”) (the date of such delivery, the “2022 Statement Delivery Date”). The Final 2022 Statement shall be final and binding upon the Parties upon delivery thereof and shall not be subject to appeal, absent manifest error.

(v) Adjustment to the Third Payment

(A) If (i) the value of Revenue as shown in the Final 2022 Statement (the “2022 Actual Revenue”) equals or exceeds RMB 33,000,000 (the “2022 Revenue Target”), AND (ii) the value of Gross Profit as shown in the Final 2022 Statement (the “2022 Actual Gross Profit”) equals or exceeds RMB 5,500,000 (the “2022 Gross Profit Target”), the 2022 Adjustment Amount shall be 0.

(B) If (i) the 2022 Actual Revenue equals or exceeds 80% of the 2022 Revenue Target but is less than the 2022 Revenue Target, AND (ii) the 2022 Actual Gross Profit equals or exceeds 80% of the 2022 Gross Profit Target, but is less than the 2022 Gross Profit Target, the 2022 Adjustment Amount shall be the result of RMB 20,000,000 × ((2022 Gross Profit Target - 2022 Actual Gross Profit) /2022 Gross Profit Target).

(C) If either (i) the 2022 Actual Revenue is less than 80% of the 2022 Revenue Target, OR (ii) the 2022 Actual Gross Profit is less than 80% of the 2022 Gross Profit Target, the 2022 Adjustment Amount shall be RMB 20,000,000.

(vi) Payment of the Third Payment.

The Third Payment, as adjusted pursuant to Section 2.6(b)(v), shall be paid to Seller within five (5) days of the 2022 Statement Delivery Date (the “Third Payment Date”), unless otherwise agreed upon by the Parties or as required by the provisions of this Agreement.

(c) Method of Payment.

All cash payments under this Agreement shall be made by wire transfer of immediately available funds. No later than five (5) business days before the date that any portion of the Purchase Price payable in cash is due to be paid to Seller, Seller shall deliver to Buyer a flow of funds schedule and the wire instructions for the account into which the amount payable is to be paid.

(d) Buyer’s Option.

Notwithstanding anything to the contrary contained herein, Buyer may elect, at its sole discretion, to have the Second Payment and/or the Third Payment paid in the form of the Buyer Shares, by delivering a written notice about Buyer’s exercise of this option (the “Option Exercise Notice”), to Seller simultaneously with the delivery of the Final 2021 Statement, or the Final 2022 Statement, as the case may be. The number of the Buyer Shares to be issued as payments under this Section 2.6(d) shall be the result of the amount of the Second Payment or the Third Payment, as the case may be, divided by the Subsequent VWAP Price. “Subsequent VWAP Price” shall mean the volume weighed average of the closing per share market price of Common Stock, as reported on the NASDAQ, for the 20-day period immediately preceding the 2021 Statement Delivery Date, or the 2022 Statement Delivery Date, as the case may be. Notwithstanding anything to the contrary further, if the Buyer’s Shareholders’ Approval is required for the issuance of the Buyer Shares pursuant to this Section 2.6(d), such Buyer Shares shall not be issued to Seller unless and until the Buyer’s Shareholders Approval has been obtained. In the event the Buyer’s Shareholders Approval becomes necessary pursuant to the foregoing sentence, the Second Payment Date or the Third Payment Date, as the case may be, shall be extended until the fifteenth (15th) date after the Buyer’s Shareholders Approval has been received. If the Buyer’s Shareholders Approval has not been received within one (1) year after Buyer delivers the Option Exercise Note, the Second Payment or the Third Payment, as the case may be, shall be paid in cash to Seller immediately.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Title to the Shares. Seller is the lawful owner, of record and beneficially of the Shares and have good and marketable title to the Shares, free and clear of all Encumbrances whatsoever. Except for this Agreement, there are no agreements or understandings between either Seller and any other Person with respect to the acquisition, disposition or voting of or any other matters pertaining to the Shares and no restriction on the voting rights and other incidents of record or beneficial ownership pertaining thereto. There are no Proceedings or Orders pending or, to the Knowledge of each Seller, threatened by or against either Seller relating to the Shares.

3.2 Authority. Each Seller has all requisite power and authority to execute, deliver and perform such Seller’s obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller, and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

3.3 Consents Required. No consent, permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Body is required by or with respect to each Seller in connection with the execution and delivery of this Agreement and consummation by such Seller of the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Each of the Company and Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Good Standing.

(a) The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations in the Ordinary Course of Business and under its contracts. The Company is duly qualified to do business as a foreign company and is in good standing under the laws of each country, territory or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. Seller and the Company have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other documents required to be delivered hereunder and to perform their obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Neither Seller nor the Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Capitalization.

Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

4.4 Financial Statements. Seller has delivered to Buyer the unaudited consolidated balance sheets of the Company as at September 30, 2020 (the “Latest Balance Sheet”) and December 31, 2019, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, including the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved.

4.5 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Company contain accurate and complete records of all meetings held, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all those books and records will be in the possession of the Company.

4.6 Title to Properties; Encumbrances. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired all real property, leaseholds, or other interests owned by it, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests. The Company own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Latest Balance Sheet (except for personal property sold since the date of the Latest Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Latest Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Latest Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Latest Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Latest Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.7 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

4.8 Accounts Receivable. All accounts receivable of the Company that are reflected on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Latest Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

4.9 Inventory. All inventory of the Company, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

4.10 No Undisclosed Liabilities. The Company have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Latest Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

4.11 Taxes.

(a) The Company has filed or caused to be filed on a timely basis through the date hereof all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyer copies of all such Tax Returns filed for its three most recent completed Tax years. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company.

(b) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Latest Balance Sheet.

(c) All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

(e) The Company has not received any notice that any of its Tax Returns has been examined by any Governmental Body within the past 6 years.

4.12 No Material Adverse Change. Since the date of the Latest Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

4.13 Employee Benefits. Seller has delivered to Buyer a complete list of each Benefit Plan. With respect to each Benefit Plan, the Company has heretofore made available to Buyer correct and complete copies of each of the following documents: (a) the Benefit Plan and all related documents (including all amendments thereto), (b) the summary plan description prepared for each such Benefit Plan (including all amendments thereto) and (c) all Contracts with third-party administrators, actuaries, investment managers, consultants or other independent contractors related to each such Benefit Plan. Each Benefit Plan has been administered and operated in material compliance with its terms, and the requirements of all applicable Legal Requirements.

4.14 Compliance With Legal Requirements; Governmental Authorizations.

(a) The Company has been and is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c) The Company has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) Each Governmental Authorization held or required to be held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company is valid and in full force and effect.

(e) The Company has been and is in full compliance with all of the terms and requirements of each Governmental Authorization held or required to be held by it or that otherwise relates to the business of, or to any of the assets owned or used by, it;

(f) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization held or required to be held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, it, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization held or required to be held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, it;

(g) The Company has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(h) All applications required to have been filed for the renewal of the Governmental Authorizations referred to above have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Company has been granted all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

4.15 Legal Proceedings; Orders.

(a) There is no pending Proceeding that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of each Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. Neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company. To the Knowledge of each Seller and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c) The Company is, in full compliance with of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject. No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject. The Company has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

4.16 Absence of Certain Changes and Events. Since the date of the Latest Balance Sheet, the Company has conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of the Company;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000.00;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000.00;

(i) material change in the accounting methods used by the Company; or

(j) agreement, whether oral or written, by the Company to do any of the foregoing.

4.17 Contracts; No Defaults.

Seller has delivered to Buyer copies, including all schedules, exhibits and amendments, of all Contracts to which the Company is a party or to which the business of the Company is subject involving either (a) obligations (contingent or otherwise) of, or the possibility of payments to, the Company in excess of $10,000.00, (b) actual or purported restrictions on the ability of the Company to compete in any line of business or with any Person or in any geographic area during any period of time, or (c) actual or purported restrictions on the prices the Company may charge for its products or services. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. The Company is not in material breach or violation of any Material Contract and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. To each Seller’s and the Company’s Knowledge, no other party to any Material Contract is in material breach or violation of that Contract and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. Seller and the Company have no reason to believe that there is a reasonable likelihood that any party to any Material Contract will be unable to or will choose to not comply with the terms of any Material Contract. The Company has not received from any party to a Material Contract any notice of any intention to terminate any Material Contract. All Contracts of the Company relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.18 Insurance.

(a) Seller has delivered to Buyer: true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the years preceding the date of this Agreement; insurance; and true and complete copies of all pending applications for policies of any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) All policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed; (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(c) Neither Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(d) The Company has paid all premiums due, and have otherwise performed all their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(e) The Company has given notice to the insurer of all claims that may be insured thereby.

4.19 Environmental Matters.

(a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which either Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by either Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which either Seller or the Company has or had an interest.

(c) Neither Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which either Seller or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by either Seller, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) Neither Seller nor the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or , to the Knowledge of each Seller and the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which either Seller or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, the Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which either Seller or the Company has or had an interest.

(f) There has been no Release or, to the Knowledge of each Seller and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which either Seller or the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by either Seller, the Company, or any other Person.

(g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

4.20 Employees.

(a) Seller has provided to Buyer a complete and accurate list of the following information for each employee, officer or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2018; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan or any other employee benefit plan).

(b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (the “Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To each Seller’s Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

4.21 Labor Relations; Compliance. The Company is not a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any relevant Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.22 Intellectual Property.

(a) Intellectual Property Assets. The term “Intellectual Property Assets” includes: (i) fictional business names, trading names, registered and unregistered trademarks, service marks, and applications; (ii) all patents, patent applications, and inventions and discoveries that may be patentable; (iii) all copyrights in both published works and unpublished works; (iv) all rights in mask works; and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; owned, used, or licensed by the Company as licensee or licensor.

(b) Agreements. Seller has provided to Buyer copies of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000.00 under which the Company is the licensee. There are no outstanding and no Threatened disputes or disagreements with respect to any such agreement.

(c) Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the Company’s businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. All former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

4.23 Healthcare Regulatory Matters.

(a)  Compliance with Health Care Law. The Company, is, and since January 1, 2016 has been, in compliance with all Legal Requirement of any Governmental Entity to which it is subject with respect to health care regulatory matters.

(d)  Employees and Physician’s Privileges. To each Seller’s Knowledge, since January 1, 2016, (i) no employee of the Company has been terminated, and no physician's privileges have been terminated, as a result of such person having committed a crime or violated any Legal Requirement of any Governmental Entity, and (ii) no such person has resigned voluntarily in such circumstances in order to avoid termination.

4.23 Certain Payments. Neither the Company or director, officer, agent, or employee of the Company, or to each Seller’s or the Company’s Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.24 Disclosure.

(a) No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to Seller that has specific application to Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement.

4.25 Relationships With Related Persons. Neither Seller or any Related Person of each Seller or of the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. Neither Seller or any Related Person of each Seller or of the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Neither Seller or any Related Person of each Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

4.26 Brokers or Finders. Seller and his agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.27 Investment Representations. Each Seller represents that he/she is not a U.S. person, and further represents and warrants to Buyer as follows:

(a) At the time of (a) the offer of Buyer Shares by the Buyer and (b) the acceptance of the offer by such Seller, of the Buyer Shares, Seller was outside the United States.

(b) Seller is acquiring the Buyer Shares for Seller’s own account, for investment and not for distribution or resale to others and is not purchasing the Buyer Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

(c) Seller will make all subsequent offers and sales of the Buyer Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such person or entity will not resell the Buyer Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

(d) Seller has no present intention to sell the Buyer Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Buyer Shares and is not acting as a Distributor of such securities.

(e) Seller, its Affiliates nor any Person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Buyer Shares at any time after the Closing Date through the Distribution Compliance Period.

(f) Seller consents to the placement of a legend on any certificate or other document evidencing the Buyer Shares substantially in the form set forth in Section 6.14 of this Agreement.

(g)  Seller is not acquiring the Buyer Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

(h) Seller has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

(i) Seller has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Buyer Shares.

(j) Seller understands the various risks of an investment in the Buyer Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Buyer Shares.

(k) Seller has had access to Buyer’s publicly filed reports with the SEC and has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Buyer that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Buyer Shares.

(l) Seller has been afforded the opportunity to ask questions of and receive answers concerning Buyer and the terms and conditions of the issuance of the Buyer Shares.

(m) Seller is not relying on any representations and warranties concerning Buyer made by the Buyer or any officer, employee or agent of Buyer, other than those contained in this Agreement.

(n) Seller will not sell or otherwise transfer the Buyer Shares unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

(o) Seller represents that the address furnished on its signature page to this Agreement is the principal residence of Seller.

(p) Seller understands and acknowledges that the Buyer Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Buyer that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

(q) Seller is an Accredited Investor as that term is defined in Regulation D of the Securities Exchange Act, and is able to protect its interests in connection with the acquisition of the Buyer Shares and can bear the economic risk of investment in such securities without producing a material adverse change in respect of Seller’s financial condition. Seller has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of the investment in the Buyer Shares.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

5.1 Organization and Good Standing. Buyer is a corporation organized, validly existing, and in good standing under the laws of the state of Delaware, USA.

5.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject or bound.

(c) No consent, permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and consummation by Buyer of the transactions contemplated hereby, except for such filings as may be required to be made to NASDAQ.

5.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

5.4 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.5 Stock Exchange Listing. The Buyer Shares, upon the issuance thereof to Seller under this Agreement, will be duly authorized for listing on NASDAQ, subject to all necessary regulatory approvals. Buyer is not in default in any material respect of any of the listing or other requirements of NASDAQ.

5.6 SEC Filings. Buyer has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019, not necessarily on a timely basis.

6.	COVENANTS OF SELLER

6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

6.2 Operation of the Businesses of the Company. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to:

(a) conduct the business of the Company only in the Ordinary Course of Business;

(b) not enter into (i) any transaction other than in the Ordinary Course of Business, (ii) any transaction which is not at arms-length with unaffiliated third Persons or (iii) any transaction with any Affiliate;

(c) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(d) confer with Buyer concerning operational matters of a material nature; and

(e) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.16 is likely to occur.

6.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, obtain any consents and approvals of, or effect the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Contemplated Transactions, to obtain any consent that may be required from a party to an agreement with the Company that may give such party a right to cancel such agreement as a result of the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, cooperate with Buyer with respect to all consents, approvals or filings that Buyer elects to make or obtain or is required by Legal Requirements to make or obtain in connection with the Contemplated Transactions.

6.5 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s or the Company’ representations and warranties as of the date of this Agreement, or if Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

6.6 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to the Company by Seller or any Related Person of Seller to be paid in full prior to Closing.

6.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

6.8 Proprietary Information. All confidential or proprietary information or work product relating to the Company or business of the Company that is known to Seller as of the Closing Date shall be the sole property of Buyer and the Company. Seller shall not use or disclose such information or work product except for the benefit of Buyer or the Company and their respective successors and assigns, and Seller shall take reasonable steps to protect such information and work product from misuse, loss, theft or accidental disclosure.

6.9 Public Announcements. Seller shall not issue any such press release or make any such public statement without the prior consent of Buyer, except as may be required by applicable law.

6.10 Stockholder Covenant. Seller shall not (i) sell, transfer, assign, tender, create an Encumbrance upon or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, assignment, tender, Encumbrance or other disposition of any of the Shares or (ii) grant any proxies with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting or option agreement with respect to any of the Shares.

6.11 Best Efforts. Between the date of this Agreement and the Closing Date, Seller will use his Best Efforts to cause the conditions in Section 8 to be satisfied.

6.12 Release. After the Closing Date, (a) none of Buyer, any Related Party of Buyer nor the Company will have any debt, obligation or liability to either Seller, and (b) each Seller on behalf of itself and all of its Related Parties, hereby unconditionally releases and discharges Buyer, all of Buyer’s Related Parties and the Company from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from or in connection with such Seller’s ownership of the Company or resulting from such Seller or any of its Related Parties having been a director, officer or employee of the Company; provided, however, that nothing in this Section 6.12 shall terminate or release Buyer’s obligations to such Seller under this Agreement.

6.13 Confidentiality. From and after the Closing Date, Seller will, and will cause each of its Related Parties to (a) protect and safeguard the confidentiality of all of the Confidential Information with at least the same degree of care as a reasonably prudent person would exercise to protect its own Confidential Information, (b) not use Confidential Information, or permit it to be accessed or used, for any purpose, and (c) not disclose any Confidential Information to any Person except as required by applicable law or legal process. Seller hereby assume full responsibility and liability for the compliance of all of Seller’s Related Parties with the terms of this Section 6.13. Prior to making any disclosure of any Confidential Information required by applicable law or legal process, a Seller shall provide Buyer with (i) if and to the extent legally permitted, prompt written notice of such requirement so that Buyer may seek a protective order or other remedy; and (ii) reasonable assistance in opposing such disclosure or seeking a protective order or other remedy.

6.14 Securities Laws; Restrictions on Transfers. Seller acknowledges and understands that until such time as the same is no longer required under the requirements of the Securities Act or applicable state securities laws, the certificates representing the Buyer Shares, and all certificates representing any securities issued in exchange thereof or in substitution therefor, will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF BOQI international Medical inc. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C)(2) OR (D) (OR IF REQUIRED BY THE CORPORATION, OR ITS TRANSFER AGENT, CLAUSE (B)) ABOVE, THE HOLDER HAS PROVIDED TO THE CORPORATION A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE SALE OF SUCH SECURITIES IS NOT REQUIRED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

7.	Tax MAtters

7.1 Responsibility for Filing Tax Returns.

(a) Seller shall prepare, or cause to be prepared, in a timely manner, all income Tax Returns of the Company that are due after the Closing with respect to any taxable period ending prior to or ending on and including the Closing Date; provided, however, that any such Tax Return shall be prepared by treating items on that Tax Return in a manner consistent with the prior Tax Returns of the Company. Seller shall deliver to Buyer draft copies of each such Tax Return prior to the date for filing that Tax Return. Seller shall make all changes in each such Tax Return reasonably requested by Buyer. Buyer shall cause each such Tax Return to be appropriately signed and filed, and Seller shall pay to the Company any Taxes due from the Company on that Tax Return.

(b) Buyer shall after the Closing prepare and file, or cause to be prepared and filed, Tax Returns of the Company for any period beginning prior to the Closing Date and ending after the Closing Date (a “Straddle Period”). Any such Tax Return shall be prepared by treating items on that Tax Return in a manner consistent with the prior Tax Returns of the Company. Buyer shall deliver to Seller draft copies of each such Tax Return at least thirty (30) days prior to the date for filing that Tax Return. Buyer shall make all changes in each such Tax Return reasonably requested by Seller. Seller shall pay to the Company the Taxes due for the period prior to and including the Closing Date from the Company on that Tax Return.

7.2 Cooperation on Tax Matters. Commencing on the Closing Date, Buyer, on the one hand, and Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, in each case, in respect of any period ending prior to or on the Closing Date or any Straddle Period.

7.3 Sales and Transfer Taxes. All sales, transfer and other Taxes (including all stock transfer Taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Seller, and Seller shall, at Seller’s own expense, file all necessary Tax Returns and other documentation with respect to all such sales and transfer Taxes.

8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1 Accuracy of Representations.

(a) All of Seller’s representations and warranties in this Agreement (considered collectively), and each of those representations and warranties (considered individually)(without giving effect to any qualification contained therein as to materiality, including the phrases “material”, “in all material respects” and “material adverse change”), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b) Each of Seller’s representations and warranties in Sections 3, 4.3, 4.4, 4.12, and 4.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

8.2 Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

8.3 Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by each of them, and Seller shall have full power and authority or capacity to enter into this Agreement and to consummate the transactions contemplated hereby on the terms provided herein.

8.4 Consents and Approvals. Buyer shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by Seller of this Agreement, for the consummation of the transactions contemplated hereby, and the continued conduct of the business of the Company as previously conducted, each in form and substance satisfactory to Buyer.

8.5 Government Consents, Authorizations, Etc. All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Body, which are required for or in connection with the execution and delivery by the parties of this Agreement and the consummation by the parties of the transactions contemplated hereby and in order to permit or enable the Company to conduct their business after the Closing in substantially the same manner as previously conducted shall have been obtained or made, in form and substance reasonably satisfactory to Buyer, and shall be in full force and effect.

8.6 Additional Documents. Each of the following documents must have been delivered to Buyer:

(a) A certificate executed by Seller representing and warranting to Buyer that Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

(b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.7 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.8 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.9 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.10 Absence of Material Adverse Change. Since the date of this Agreement, in the reasonable judgment of Buyer, there shall have been no material adverse change in the assets, financial condition, operating results, customer, supplier or employee relations or liabilities of the Company including any material casualty loss or damage to the assets of the Company, whether or not covered by insurance.

9.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

9.1 Additional Documents. Each of the following documents must have been delivered to Seller:

(a) A certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

(b) A certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

9.2 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.3 Buyer’s Performance. All the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

9.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10.	TERMINATION.

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by Buyer if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

(ii) by Seller, if any of the conditions in Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with his obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Seller; or

(d) either by Buyer or by Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2021 or such later date as the parties may agree upon.

10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.	INDEMNIFICATION; REMEDIES.

11.1 Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2 Indemnification and Payment of Damages by Seller. Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller or the Company in this Agreement or any other certificate or document delivered by Seller or the Company pursuant to this Agreement;

(b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(c) any Taxes owed by the Company relating to any period prior to the Closing Date; and

(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

11.3 Indemnification and Payment of Damages by Seller On Environmental Matters. In addition to the provisions of Section 11.2, Seller will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or the Company or by any other Person for whose conduct they are or may be held responsible; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.6 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

11.5 Right of Set-Off. Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 11 against amounts otherwise payable by it under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.6 Procedure for Indemnification Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 11.2, 11.3, or 11.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 11.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

11.7 Procedure For Indemnification for Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

12.	GENERAL PROVISIONS.

12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer’s request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

12.4 Notices. All notices, amendments, waivers, or other communications under this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent electronically, sent by nationally-recognized overnight or second day delivery courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company prior to Closing or Seller, to:

Name:	Chaohu Zhongshan Minimally Invasive Hospital
Address:	No. 73 Chang Jiang Dong Lu, Chao Hu City, Hefei, Anhui Province, PRC
Attention:	Yu Xiang
Telephone:	(0086)13955109328
Email:	974296093@qq.com

with a copy to:

Name:	Beijing Shang Gong (Hefei) Law Office
Address:	No. 73 Chang Jiang Dong Lu, Chao Hu City, Hefei, Anhui Province, PRC
Attention:	Mr. Tianyang Yin
Telephone:	(0086)15555137262
Email:	851857402@qq

If to the Company following the Closing or Buyer, to:

Name:	BOQI International Medical Inc.
Address:	Room 3601, Building A, Harbour View Place, No. 2 Wuwu Road, Zhongshan District, Dalian, Liaoning Province, PRC, 116000
Attention:	Mr. Tiewei Song
Telephone:	(0086)18804085858
Email:	18804085858@139.com

with a copy to:

Name:	Carter Ledyard & Milburn LLP
Address:	2 Wall Street
New York, New York, USA, 10005-2072
Attention:	Pang Zhang-Whitaker, Esq.
Telephone:	+1 212 238 8844
Facsimile:	+1 212 732 3232
Email:	zhang@clm.com

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery electronically, on the date of that delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter, (ii) in the case of delivery by nationally-recognized overnight or second day delivery courier, on the Business Day delivered, and (iii) in the case of mailing, on the sixth Business Day following that mailing. A copy of any notice or other communication sent electronically shall also be sent on the same day by registered or certified mail (return receipt requested) or by nationally recognized overnight or second day delivery courier.

12.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.8 Assignments, Successors, and no Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.10 Section Headings, Construction.

(a) All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including any schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.

(b) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, each party has been represented by legal counsel with respect to, and has had substantial input in, the drafting of this Agreement, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

(c) References to “dollars” or “$” mean United States Dollars. References to “RMB” mean Chinese Renminbi.

12.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.12 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even if under the State of New York’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE RELATED DOCUMENTS OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATED DOCUMENTS, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR HIMSELF OR ITSELF AND HIS OR ITS PROPERTY, TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK, AND, EFFECTIVE AS OF THE CLOSING, TO THE JURISDICTION OF ANY OTHER COURT IN ANY OTHER JURISDICTION IN WHICH AN ACTION IS BROUGHT AGAINST A PARTY TO THIS AGREEMENT BY A THIRD PARTY ASSERTING A CLAIM AGAINST WHICH THE DEFENDANT IS ENTITLED UNDER THIS AGREEMENT TO BE INDEMNIFIED, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE OR FEDERAL COURT. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT SUCH PARTY MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE PRECEDING PARAGRAPH. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

12.13 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures to this Agreement shall be acceptable and binding.

12.14 Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

BOQI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

SELLER:

Yu xiang

By:	/s/ Yu Xiang
Name:	Yu Xiang

Address: No. 73 Chang Jiang Dong Lu, Chao Hu City, Hefei, Anhui Province, PRC

ID:342623198009104038

COMPANY:

CHAOHU ZHONGSHAN MINIMALLY INVASIVE HOSPITAL

By:	/s/ Yu Xiang
Name:	Yu Xiang
Title:	Chairman